Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 29, 2023 Pricing Supplement dated , 2023
(To Equity Index Underlying Supplement dated September 2, 2021,
Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Trigger Callable Contingent Yield Notes (with Daily Coupon Observation)

$    Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due on or about June 2, 2026

Investment Description

These Trigger Callable Contingent Yield Notes (with Daily Coupon Observation) (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. Unless the Notes have been previously called, CIBC will pay a quarterly Contingent Coupon if the Closing Level of each Underlying on each Trading Day during the applicable quarterly Observation Period is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC has the right to call the Notes at its election on any quarterly Call Payment Date beginning on December 1, 2023, regardless of the levels of the Underlyings. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus any final Contingent Coupon otherwise due at maturity. If the Final Level of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. If the Notes are not called by CIBC at its election, you may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or optional issuer call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑       Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Level of each Underlying on each Trading Day during the applicable quarterly Observation Period is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑        Issuer Call: CIBC may, at its election, call the Notes on any Call Payment Date commencing on December 1, 2023 and pay you the principal amount of your Notes plus any Contingent Coupon otherwise due for that applicable quarter. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑        Contingent Repayment of Principal Amount at Maturity:If the Notes have not been previously called by CIBC at its election and the Final Level of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus any final Contingent Coupon otherwise due at maturity. If the Final Level of the Least Performing Underlying on the Final Valuation Date is less than its Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Least Performing Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or optional issuer call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates[1]
Trade Date	August 29, 2023
Settlement Date	August 31, 2023
Observation Period End Dates[2]	Quarterly, commencing on November 29, 2023
Call Payment Dates[2]	Quarterly, commencing on December 1, 2023
Final Valuation Date[2]	May 29, 2026
Maturity Date[2]	June 2, 2026
[1] Expected [2] See page PS-4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-7 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof. The final terms of the Notes will be determined on the Trade Date.

Underlyings (Least Performing of)	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The S&P 500® Index (“SPX”)	At least 11.75% per annum	•	60.00% of its Initial Level	70.00% of its Initial Level	13608M340	US13608M3401
The Russell 2000® Index (“RTY”)		•	60.00% of its Initial Level	70.00% of its Initial Level
The Nasdaq-100 Index® (“NDX”)		•	60.00% of its Initial Level	70.00% of its Initial Level

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 7 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is expected to be between $9.529 and $9.746 per $10.00 principal amount of the Notes, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-9 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®	•	$10.00	•	$0.10	•	$9.90

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦    Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

♦    Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

♦    Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You believe the Closing Level of each Underlying will be equal to or greater than its Coupon Barrier on each Trading Day during most or all of the quarterly Observation Periods, and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦    You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦    You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying.

♦    You understand and accept that you will not participate in any appreciation in the level of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦    You are willing to invest in the Notes based on the Coupon Barriers and the Downside Thresholds indicated on the cover hereof and if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦    You are willing to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦    You understand and accept the risks associated with each Underlying.

♦    You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦    You are willing to forgo dividends paid on the stocks included in an Underlying and do not seek guaranteed current income from your investment.

♦    You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You believe that the level of at least one Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on at least one Trading Day during most or all of the quarterly Observation Periods and below its Downside Threshold on the Final Valuation Date.

♦    You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦    You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying.

♦    You seek an investment that participates in the appreciation in the level of any Underlying or that has unlimited return potential.

♦    You are unwilling to invest in the Notes based on the Coupon Barriers or the Downside Thresholds indicated on the cover hereof or if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦    You are unable or unwilling to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with any Underlying.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦   You prefer to receive the dividends paid on the stocks included in an Underlying and seek guaranteed current income from your investment.

♦    You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” in this pricing supplement, and “Index Descriptions— The S&P U.S. Indices” beginning on page S-45, “—The Russell Indices” beginning on page S-31 and “—The Nasdaq-100® Index” beginning on page S-26 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10.00 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 2 years and 9 months, unless earlier called
Trade Date¹:	August 29, 2023
Settlement Date¹:	August 31, 2023
Final Valuation Date¹:	May 29, 2026
Maturity Date¹:	June 2, 2026
Reference Asset:	The least performing of the S&P 500® Index (Ticker: “SPX”), the Russell 2000® Index (Ticker: “RTY”) and the Nasdaq-100 Index® (Ticker: “NDX”) (each, an “Underlying” and together, the “Underlyings”)
Optional Issuer Call:

The Notes may be called by CIBC at its election on any quarterly Call Payment Date beginning on December 1, 2023 regardless of the performance of any Underlying, upon prior notice to DTC through the trustee at least 3 Business Days and no more than 20 Business Days before the applicable Call Payment Date. CIBC will have no independent obligation to notify you directly.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Observation Period:	Each Observation Period will consist of each Trading Day from, but excluding, an Observation Period End Date to, and including, the following Observation Period End Date; provided that the first Observation Period will consist of each Trading Day from, but excluding, the Trade Date to, and including, the first Observation Period End Date. Each Observation Period is subject to adjustments as described in "Certain Terms of the Notes—Observation Periods—For Notes Where the Reference Asset Consists of Multiple Indices" in the accompanying underlying supplement.
Coupon Payment Dates:	2 Business Days following the applicable Observation Period End Date, except that as to the final Observation Period End Date, the Coupon Payment Date will be the Maturity Date. The expected Observation Period End Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate:	At least 11.75% per annum (or at least 2.9375% per quarter), to be determined on the Trade Date.
Contingent Coupon:

If the Closing Level of each Underlying on each Trading Day during the applicable Observation Period is equal to or greater than its Coupon Barrier, CIBC will pay you the Contingent Coupon with respect to that Observation Period on the related Coupon Payment Date.

If the Closing Level of any Underlying on any Trading Day during the applicable Observation Period is less than its Coupon Barrier, the Contingent Coupon applicable to that Observation Period will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be at least $0.29375 per quarter per Note, to be determined on the Trade Date. The following table sets forth the expected Observation Period End Dates and Coupon Payment Dates.

Expected Observation Period End Dates[1]	Expected Coupon Payment Dates[1]
November 29, 2023	December 1, 2023
February 29, 2024	March 4, 2024
May 29, 2024	May 31, 2024
August 29, 2024	September 3, 2024
November 29, 2024	December 3, 2024
February 28, 2025	March 4, 2025
May 29, 2025	June 2, 2025
August 29, 2025	September 3, 2025
November 28, 2025	December 2, 2025
February 27, 2026	March 3, 2026
May 29, 2026	June 2, 2026

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Observation Period in which the Closing Level of any Underlying on any Trading Day is less than its Coupon Barrier.
Payment at Maturity (per $10 Note):	If the Notes have not been called by CIBC at its election, for each $10 principal amount of the

Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying is equal to or greater than its Downside Threshold:

$10 + final Contingent Coupon (if payable)

If the Final Level of the Least Performing Underlying is less than its Downside Threshold:

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Underlying as compared to its Initial Level, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, calculated as follows: Final Level - Initial Level Initial Level
Coupon Barrier:	For each Underlying, 70.00% of its Initial Level.
Downside Threshold:	For each Underlying, 60.00% of its Initial Level.
Initial Level:	For each Underlying, its Closing Level on the Trade Date.
Final Level:	For each Underlying, its Closing Level on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce

1 Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same, and the Observation Period End Dates and the Coupon Payment Dates may be adjusted in a similar manner. The Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Investment Timeline

Trade Date	The Initial Level of each Underlying is observed and the terms of the Notes are determined.

Quarterly (Callable by CIBC at Its Election Beginning on December 1, 2023)

If the Closing Level of each Underlying on each Trading Day during the applicable Observation Period is equal to or greater than its Coupon Barrier, CIBC will pay you a Contingent Coupon with respect to that Observation Period on the related Coupon Payment Date. However, if the Closing Level of any Underlying on any Trading Day during the applicable Observation Period is less than its Coupon Barrier, no Contingent Coupon will be payable on the related Coupon Payment Date.

CIBC may, at its election, call the Notes prior to maturity on any quarterly Call Payment Date beginning on December 1, 2023 regardless of the performance of the Underlyings. If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date

If the Notes have not been called by CIBC at its election, the Final Level and the Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Final Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon, if payable.

If the Final Level of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to an amount of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called by CIBC at its election, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Level of the Least Performing Underlying is greater than or equal to its Downside Threshold. If the Notes are not called and the Final Level of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying from its Initial Level. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Optional Issuer Call or at Maturity — You should be willing to hold your Notes to an optional issuer call or maturity. If you are able to sell your Notes prior to an optional issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of each Underlying at that time is above its Downside Threshold.

♦	You Will Not Receive the Contingent Coupon for Any Observation Period in Which the Closing Level of Any Underlying on Any Trading Day Is Less Than Its Coupon Barrier — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Level of any Underlying on any Trading Day during an Observation Period is less than its Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Observation Period. If the Closing Level of any Underlying is less than its Coupon Barrier on at least one Trading Day during each Observation Period, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Underlying. In addition, your total return on the Notes will vary based on the number of Observation Periods for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the issuer call feature in that you will not receive any further payments after the Notes are called. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying even though you cannot participate in any potential appreciation in the level of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Underlying.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. It is more likely that we will call the Notes prior to maturity if we expect that the Contingent Coupons are likely to be payable on most or all of the Coupon Payment Dates during the term of the Notes, resulting in a return on the Notes which is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. There is no guarantee that you would be able to reinvest the proceeds from an optional issuer call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying. With multiple Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on at least one Trading Day during an Observation Period or less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the levels of two Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the level of one Underlying increases, the level of the other Underlying decreases and the ratio of their daily returns has been constant). With three Underlyings, it is more likely that the performance of one pair of Underlyings will not be correlated, or will be negatively correlated.

The lower (or more negative) the correlation among the Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier on any Trading Day during an Observation Period or Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Coupon Barrier on any Trading Day during an Observation Period or Downside Threshold on the Final Valuation Date, as the Underlyings may decrease in value together.

CIBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that (i) the Closing Level of at least one Underlying will be less than its Coupon Barrier on at least one Trading Day during one or more Observation Periods, such that you will not receive one or more, or any, Contingent Coupons during the term of the Notes and that (ii) the Closing Level of the Least Performing Underlying will be less than its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your principal amount at maturity. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The level of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

♦	The Notes Are Subject to Small-Capitalization Risk — The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore, the relevant index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products. All these factors may adversely affect the level of the RTY and consequently, the return on the Notes.

♦	There Are Risks Associated With Investments in Securities Linked to the Value of Non-U.S. Equity Securities — Some of the equity securities composing the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in any Underlying would have. Furthermore, an Underlying and the stocks included in an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting an Underlying May Adversely Affect the Level of that Underlying — The policies of an Underlying’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the Underlying’s sponsor takes account of certain changes affecting those stocks included in that Underlying may adversely affect the level of that Underlying. The policies of an Underlying’s sponsor with respect to the calculation of that Underlying could also adversely affect the level of that Underlying. An Underlying’s sponsor may discontinue or suspend calculation or dissemination of that Underlying. Any such actions could have an adverse effect on the level of an Underlying and consequently, the value of the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to an Underlying or any securities included in an Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of an Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the level of an Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the level of an Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, and determine the Closing Level of that Underlying if a Market Disruption Event exists or continues for five or more consecutive scheduled Trading Days during an Observation Period or the Final Valuation Date is postponed to the last possible day with respect to an Underlying. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the levels of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-

rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date, and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 4 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the levels of the Underlyings; the volatility of the Underlyings; the dividend rate paid on stocks included in an Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or optional issuer call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or optional issuer call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Level or the Closing Level of any Underlying during the term of the Notes. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon optional issuer call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 2 years and 9 months (unless earlier called)

Hypothetical Initial Levels:	1,000 for each Underlying

Hypothetical Contingent Coupon Rate:	11.75% per annum (or 2.9375% per quarter)

Hypothetical Contingent Coupon:	$0.29375 per quarter

Observation Periods:	Quarterly

Call Payment Dates:	Quarterly, commencing on December 1, 2023

Hypothetical Coupon Barriers:	700.00 for each Underlying (70.00% of its hypothetical Initial Level)

Hypothetical Downside Thresholds:	600.00 for each Underlying (60.00% of its hypothetical Initial Level)

Example 1 — Notes Are Called on the Second Call Payment Date, Which Corresponds to the Second Coupon Payment Date

Observation Period	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	SPX: 700 (at or above Coupon Barrier) RTY: 1,050 (at or above Coupon Barrier) NDX: 1,100 (at or above Coupon Barrier)	$0.29375 (Contingent Coupon)
Second Observation Period	SPX: 1,200 (at or above Coupon Barrier) RTY: 1,150 (at or above Coupon Barrier) NDX: 1,300 (at or above Coupon Barrier)	$10.29375 (Settlement Amount) – Issuer elects to call the Notes on the second Call Payment Date
	Total Payment:	$10.5875 (5.875% return)

Since the Issuer elects to call the Notes on the Coupon Payment Date related to the second Observation Period (which is the second Call Payment Date) and the Closing Level of each Underlying on each Trading Day during that Observation Period was equal to or greater than its Coupon Barrier, CIBC will pay you on the Call Payment Date a total of $10.29375 per Note, reflecting your principal amount plus the applicable Contingent Coupon payment. When added to the Contingent Coupon payment of $0.29375 received in respect of the first Observation Period, CIBC will have paid you a total of $10.5875 per Note, for a 5.875% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Level of the Least Performing Underlying Is at or Above Its Downside Threshold

Observation Period / Final Valuation Date	Lowest Closing Level During Applicable Observation Period / Final Level	Payment (per Note)
First Observation Period	SPX: 850 (at or above Coupon Barrier) RTY: 850 (at or above Coupon Barrier) NDX: 850 (at or above Coupon Barrier)	$0.29375 (Contingent Coupon)
Second through Final Observation Periods	Various (lowest Closing Level of at least one Underlying below its Coupon Barrier)	$0.00 – Issuer does NOT elect to call the Notes on any Call Payment Date
Final Valuation Date	SPX: 700 (at or above Downside Threshold) RTY: 1,050 (at or above Downside Threshold) NDX: 1,100 (at or above Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.29375 (2.9375% return)

Because the Closing Level of each Underlying on each Trading Day during the first Observation Period was equal to or greater than its Coupon Barrier, we will pay you the applicable Contingent Coupon of $0.29375 per Note on the first Coupon Payment Date. However, because the Closing Level of at least one Underlying was below its Coupon Barrier on at least one Trading Day during the second through the final Observation Periods, you will not receive any Contingent Coupon on any of the related Coupon Payment Dates.

Since the Issuer does not elect to call the Notes prior to maturity and the Final Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, we will pay you the principal amount at maturity. When added to the Contingent Coupon payment of $0.29375 received in respect of the first Observation Period, CIBC will have paid you a total of $10.29375 per Note, for a 2.9375% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Level of the Least Performing Underlying Is Below Its Downside Threshold

Observation Period / Final Valuation Date	Lowest Closing Level During Applicable Observation Period / Final Level	Payment (per Note)
First Observation Period	SPX: 900 (at or above Coupon Barrier) RTY: 1,100 (at or above Coupon Barrier) NDX: 1,200 (at or above Coupon Barrier)	$0.29375 (Contingent Coupon)
Second through Final Observation Periods	Various (lowest Closing Level of at least one Underlying below Coupon Barrier)	$0.00 – Issuer does NOT elect to call the Notes on any Call Payment Date
Final Valuation Date	SPX: 300 (below Downside Threshold) RTY: 1,050 (at or above Downside Threshold) NDX: 1,100 (at or above Downside Threshold)	$10.00 × (1 + Underlying Return of the Least Performing Underlying) = $10.00 × (1 + -70%) = $10.00 - $7.00 = $3.00 (Payment at Maturity)
	Total Payment:	$3.29375 (-67.0625% return)

Because the Closing Level of each Underlying on each Trading Day during the first Observation Period was equal to or greater than its Coupon Barrier, we will pay you the applicable Contingent Coupon of $0.29375 per Note on the first Coupon Payment Date. However, because the Closing Level of at least one Underlying was below its Coupon Barrier on at least one Trading Day during the second through the final Observation Periods, you will not receive any Contingent Coupon on any of the related Coupon Payment Dates.

Since the Issuer does not elect to call the Notes prior to maturity and the Final Level of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you at maturity $3.00 per Note. When added to the Contingent Coupon payment of $0.29375 received in respect of the first Observation Period, CIBC will have paid you $3.29375 per Note, for a -67.0625% total return on the Notes.

Information About the Underlyings

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The SPX includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement for additional information about the SPX.

In addition, information about the SPX may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the SPX’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SPX is accurate or complete.

Historical Performance of the SPX

The graph below illustrates the performance of the SPX from January 1, 2018 to August 25, 2023, based on the daily Closing Levels as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On August 25, 2023, the Closing Level of the SPX was 4,405.71 (the “Hypothetical Initial Level”). The green line indicates a hypothetical Coupon Barrier of 3,084.00, which is equal to 70.00% of its Hypothetical Initial Level and the blue line indicates a hypothetical Downside Threshold of 2,643.43, which is equal to 60.00% of its Hypothetical Initial Level. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurances can be given as to the level of the SPX at any time during the term of the Notes. We cannot give you assurance that the performance of the SPX will result in the return of any of your investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

The Russell 2000® Index

The Russell 2000® Index (Bloomberg ticker: “RTY <Index>”) is calculated, maintained and published by FTSE Russell. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY is a subset of the Russell 3000® Index and represents approximately 10% of the total market capitalization of that index. The RTY includes approximately 2,000 of the smallest securities in the U.S. equity market. See “Index Descriptions—The Russell Indices” beginning on page S-31 of the accompanying underlying supplement for additional information about the RTY.

In addition, information about the RTY may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the RTY’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the RTY is accurate or complete.

Historical Performance of the RTY

The graph below illustrates the performance of the RTY from January 1, 2018 to August 25, 2023, based on the daily Closing Levels as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On August 25, 2023, the Closing Level of the RTY was 1,853.628 (the “Hypothetical Initial Level”). The green line indicates a hypothetical Coupon Barrier of 1,297.54, which is equal to 70.00% of its Hypothetical Initial Level and the blue line indicates a hypothetical Downside Threshold of 1,112.18, which is equal to 60.00% of its Hypothetical Initial Level. The historical performance of the RTY should not be taken as an indication of its future performance, and no assurances can be given as to the level of the RTY at any time during the term of the Notes. We cannot give you assurance that the performance of the RTY will result in the return of any of your investment.

Historical Performance of the Russell 2000® Index

Source: Bloomberg

The Nasdaq-100 Index®

The Nasdaq-100 Index® (Bloomberg ticker: “NDX <Index>”) is calculated, maintained and published by Nasdaq, Inc. The NDX includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. See “Index Descriptions—The Nasdaq-100® Index” beginning on page S-26 of the accompanying underlying supplement for additional information about the NDX.

In addition, information about the NDX may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the NDX’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the NDX is accurate or complete.

Historical Performance of the NDX

The graph below illustrates the performance of the NDX from January 1, 2018 to August 25, 2023, based on the daily Closing Levels as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On August 25, 2023, the Closing Level of the NDX was 14,941.83 (the “Hypothetical Initial Level”). The green line indicates a hypothetical Coupon Barrier of 10,459.28, which is equal to 70.00% of its Hypothetical Initial Level and the blue line indicates a hypothetical Downside Threshold of 8,965.10, which is equal to 60.00% of its Hypothetical Initial Level. The historical performance of the NDX should not be taken as an indication of its future performance, and no assurances can be given as to the level of the NDX at any time during the term of the Notes. We cannot give you assurance that the performance of the NDX will result in the return of any of your investment.

Historical Performance of the Nasdaq-100 Index®

Source: Bloomberg

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2018 through August 25, 2023. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 1, 2018 by dividing the Closing Level of that Underlying on each Trading Day by the Closing Level of that Underlying on January 1, 2018 and multiplying by 100.00. We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The lower (or more negative) the correlation of the Underlyings, the less likely it is that those Underlyings will move in the same direction and therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier on any Trading Day during an Observation Period or Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Coupon Barrier on any Trading Day during an Observation Period or Downside Threshold on the Final Valuation Date, as the Underlyings may decrease in value together. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using CIBC’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the Underlyings over the period set forth below. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Structure Risks — Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment,” “ — Your Return Will Be Based on the Individual Return of Each Underlying,” and “— Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss“ herein.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Historical Performance of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an optional issuer call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer is a "specified entity" for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis, and an entity in respect of which the Issuer is a "specified entity" generally includes (i) an entity that is a specified shareholder of the Issuer (as defined above), (ii) an entity in which the Issuer (either alone or together with entities with whom the Issuer is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes will be determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes will be lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.